                                                              Exhibits 99.(c)(7)



                                  PRESENTATION

                                     TO THE

                              BOARD OF DIRECTORS OF

                     KING POWER INTERNATIONAL GROUP CO. LTD



                               (KING POWER LOGO)



                             IN CONNECTION WITH THE

                            VALUATION OF ITS BUSINESS



                                  (CLSA LOGO)





                                 14 AUGUST 2002

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                    CONTENTS

================================================================================



                                                                      PAGE NO.
                                                                      --------
I.           INTRODUCTION                                                 3
II.          THE PROPOSED TRANSACTION                                     6
III.         THE ROLE OF CLSA                                            11
IV.          VALUATION OF THE BUSINESS OF THE KING POWER GROUP           16
V.           DCF VALUATION                                               21
VI.          COMPARABLES ANALYSIS                                        46
VII.         HISTORIC MARKET PRICE ANALYSIS                              56
VIII.        OTHER VALUATION CONSIDERATIONS                              60
IX.          CONCLUSIONS                                                 66

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================


                                 I. INTRODUCTION

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                  INTRODUCTION

================================================================================


[ ] CLSA Equity Capital Markets Limited ("CLSA") is the financial adviser to King Power International Group Co. Ltd ("King Power" or the "Company") in connection with the proposed acquisition of the business of the Company and its subsidiaries (together the "King Power Group") by King Power's controlling shareholders (the "Transaction")

[ ] In its capacity as financial adviser, CLSA has been engaged to provide three valuation reports on the business of the King Power Group

[ ] The first (preliminary) valuation report was based on industry comparables and was delivered by CLSA to the Company on 12 March 2001

[ ] On 20 September 2001 and prior to the delivery of its second valuation report, CLSA met with the board of directors of King Power (the "Board of Directors") and the special committee of independent directors of King Power (the "Special Committee") and presented its detailed valuation on the business of the King Power Group, including the basis on which it was prepared

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                  INTRODUCTION

================================================================================

[ ] On 11 October 2001, CLSA met with the Board of Directors and the Special Committee and delivered to the Board of Directors its second valuation report which took the form of a letter and which rendered CLSA's opinion as to the fairness from a financial point of view (the "Fairness Opinion") of the cash consideration to be received by the minority shareholders ("Merger Consideration") for each King Power Share owned prior to the merger

[ ] Prior to the delivery of its third valuation report, CLSA is delighted to make this presentation to the Board of Directors and the Special Committee on its detailed valuation of the business of the King Power Group, including the basis on which it was prepared

[ ] CLSA will deliver to the Board of Directors its third valuation report, which will take the form of another Fairness Opinion as to the fairness from a financial point of view of the Merger Consideration

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================

                          II. THE PROPOSED TRANSACTION

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                    TRADING PERFORMANCE OF KING POWER SHARES

================================================================================

[ ] Since the onset of the Asian economic crisis in late 1997, the price at which the common shares of US$0.001 each in the capital of King Power ("Shares") have traded on the American Stock Exchange (AMEX) has slumped from a high of over US$16 per Share to a low of US$0.85 per Share

[ ] As at 7 August 2002, one week prior to this presentation (the "Latest Practicable Date"), the last traded price of the Shares was US$3.25 per Share

[ ] Over the last 12 months prior to the Latest Practicable Date, the average Share price was approximately US$1.71 per Share

[ ] We note that upon release of the first quarter 2002 financial results for the King Power Group, the Shares rose from under US$2.00 per Share to a high of US$5.00 per Share

[ ] However, over the same period the trading volume of King Power Shares has been low and volatile, and the Shares have lacked liquidity

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                    TRADING PERFORMANCE OF KING POWER SHARES

================================================================================

   TRADING PERFORMANCE AND VOLUME OF KING POWER SHARES ON AMEX SINCE LISTING


            (CHART SHOWING TRADING PERFORMANCE OF KING POWER SHARES)

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                      OVERVIEW OF THE PROPOSED TRANSACTION

================================================================================

                     KING POWER INTERNATIONAL GROUP CO. LTD


              (CHART SHOWING OVERVIEW OF THE PROPOSED TRANSACTION)

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           PROPOSED TRANSACTION STEPS

================================================================================

[ ] As at the Latest Practicable Date, the majority shareholders own approximately 88.6% of the Company's Shares

[ ] King Power will then merge with and into Newco, and Newco will be the surviving entity after the merger - the plan of merger provides that the Shares of King Power, including the minority shareholding interests, will be cancelled after the merger

[ ] After the merger, the majority shareholders will, through Newco, own 100% of the assets and liabilities previously owned by King Power

[ ] The minority shareholders, who currently own approximately 11.4% of the Company's Shares, will be entitled to receive the Merger Consideration

[ ] The Merger Consideration will be funded by Newco through loans to one or more of the controlling shareholders

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================


                             III. THE ROLE OF CLSA

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                THE ROLE OF CLSA

================================================================================

[ ] CLSA has been appointed as the sole financial advisor to King Power in connection with the proposed Transaction to advise King Power on the valuation of the business of the King Power Group

[ ] In addition to valuing the business of the King Power Group, CLSA will render a Fairness Opinion as to the fairness, from a financial point of view, of the Merger Consideration

[ ] On 12 March 2001, CLSA delivered to the Company a preliminary valuation report on the business of the King Power Group, based on industry comparables

[ ] On the basis of CLSA's preliminary valuation report, the Company decided to proceed to the next phase of the proposed Transaction and instructed CLSA to prepare a formal valuation of the business of the King Power Group, based on a DCF model, benchmarked against industry comparables and other appropriate valuation methodologies

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                THE ROLE OF CLSA

================================================================================

[ ] On 20 September 2001, CLSA met with the Board of Directors and the Special Committee and presented its detailed valuation on the business of the King Power Group, including the basis on which it was prepared

[ ] On 11 October 2001, CLSA met with the Board of Directors and the Special Committee, and delivered its second valuation report in the form of a Fairness Opinion to the Board of Directors for inclusion in a proxy statement to be approved by the Securities and Exchange Commission ("SEC") and to be sent to the shareholders of the Company. In addition, the Fairness Opinion met the requirements under the relevant United States laws and regulations

[ ] On 26 June 2002, King Power re-engaged CLSA to revise and update its detailed valuation of the business of the King Power Group

[ ] Following this presentation to the Board of Directors and the Special Committee, CLSA will deliver to the Board of Directors its third valuation report in the form of a Fairness Opinion which will meet the requirements under the relevant United States laws and regulations for inclusion in a proxy statement to be approved by the SEC and to be sent to the shareholders of the Company

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                          INFORMATION REVIEWED BY CLSA

================================================================================

[ ] In conducting its valuation, CLSA reviewed and considered such information on the King Power Group as it deemed necessary or appropriate, including:

     - certain business and financial information relating to the King Power Group, as provided by the Company, including the financial condition and results of the operations of King Powers' subsidiaries and their historical financial performance

     - certain financial projections relating to the King Power Group prepared by the management of King Power

     -    certain public filings made by King Power with the SEC

     - (to the extent publicly available) certain market data and historical performance for King Power Shares

     -    certain representations made by King Power's management

     -    advice of external parties, including tax and legal advisers

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                            BASIS OF CLSA'S VALUATION

================================================================================

[ ] In its review and analysis and in formulating its detailed valuation, CLSA has assumed and relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources and/or that was provided to CLSA by the Company or its representatives and/or that was otherwise received by CLSA


[ ] With respect to the financial projections supplied by the Company, CLSA has relied that they were prepared in good faith and on the basis reflecting the best currently available judgments and estimates of the management of the Company as to the future operating and financial performance of the King Power Group

[ ] CLSA has not attempted to independently verify any such information received, nor has it conducted any physical inspection of the facilities of any member of the King Power Group or assumed any responsibility for making an independent evaluation of any assets or liabilities of any member of the King Power Group

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================



             IV. VALUATION OF THE BUSINESS OF THE KING POWER GROUP

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                IMPORTANT NOTICE

================================================================================

CLSA's valuation of the business of the King Power group is necessarily based on market, economic, financial and other conditions as they existed and could be evaluated on, and on the information publicly available as of the Latest Practicable Date.

It should be understood that, although subsequent developments may affect the valuation, CLSA does not have any obligation to update, revise or reaffirm its valuation report

CLSA's valuation is intended for the benefit and use of the Company (including the management and directors of the Company) in considering the proposed Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                      KING POWER GROUP OWNERSHIP STRUCTURE

================================================================================

           (FLOW CHART SHOWING KING POWER GROUP OWNERSHIP STRUCTURE)

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           CLSA'S VALUATION APPROACH

================================================================================

[ ]  In valuing the business of the King Power Group, CLSA has referred to
     Item 1014(b) "Fairness of the Going-Private Transactions" of Regulation M-A under the Securities Exchange Act of 1934 of the United States of America

[ ]  In particular, CLSA has reviewed:

     -    current market prices

     -    historical market prices

     -    net book value

     -    going concern value

     -    liquidation value

     Precedent transactions, including:

     -    purchase prices paid in previous stock purchases

     -    any previous report, opinion or appraisal

     - firm offers received, of which the Company and/or its affiliates are aware, made by any unaffiliated person, other than the Company, during the past two years

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           CLSA'S VALUATION APPROACH

================================================================================

[ ] CLSA has focused on a mix of three techniques in valuing the business of the King Power Group:

     - DISCOUNTED CASH FLOW (DCF): Absolute technique using forecasts of the Company's key operating income drivers to determine its free cash flows, adjusting with the net monetary debt service cost and discounting these free cash flows by a market determined discount rate. In addition, CLSA has sensitised the "Base Case" DCF valuation to derive "Worst Case" and "Best Case" scenarios. The DCF methodology incorporates the going concern valuation assumption as the terminal value assumption implies the Company will continue to operate infinitely

     -    BENCHMARKING TO INDUSTRY COMPARABLES ("COMPARABLES ANALYSIS"):
          Relative technique by comparing and benchmarking the Company against its peers using financial metrics determined from traded securities and reported accounting numbers. CLSA has employed various pricing ratio techniques to reduce the discrepancies of financial structures and accounting rules. The Comparables Analysis adopts in part, the current market prices, historical market prices and the net book value of the King Power Group

     - HISTORICAL MARKET PRICE ANALYSIS: Analysis of the historic market price of the Company's Shares over a specified period to determine investor expectations on the Company's current and future performance

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================


                                V. DCF VALUATION

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                 DCF VALUATION

================================================================================

[ ] The DCF valuation of the King Power Group was based upon certain financial and operational forecasts as prepared by the management of King Power, Airport Authority of Thailand ("AAT") statistics, other publicly available information and CLSA in-house views

[ ] CLSA has performed due diligence on certain financial and operational forecasts and has met with management to discuss such information

[ ] In order to arrive at an equity DCF valuation of the business of the King Power Group, CLSA has prepared DCF valuations for the following companies:

     -    King Power Duty Free Co., Ltd ("KPD")

     -    King Power Tax Free Co., Ltd ("KPT")

     -    King Power International Group (Thailand) Co., Ltd ("KPG Thailand")

     -    King Power International Group (US) Co., Ltd ("King Power")

[ ] The DCF models assume a 10 year projection period from 2002-2011 (the "Projection Period")

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT

1.1 The Company's projections do not recognise the new Bangkok international airport ("NBIA") on the basis that no meaningful assumptions can be derived as there is no readily available information. If we are to assume that the projections do not recognise the NBIA, the following is implied:

     -    no higher traffic as a result of the new airport

     -    no cost increases as a result of relocation

     -    the airport will have the same area capacity


1.2 In accordance with the US GAAP regulations, CLSA has accepted the depreciation methodology for property, plant & equipment


1.3 The following interest rates have been applied to interest revenue going forward:

          -    Saving interest rate     : 0.5% p.a. at current

          -    Fixed deposit rate       : 2% p.a. at current interest

          -    Related company          : 2% p.a. at current interest rate


1.4 The following interest rates have been applied to interest expense going forward:

     - O/D: 10.50%, based on the average marginal overdraft rate ("MOR") of Thai banks and foreign bank branches in Thailand + 1% for 2002.

     - Short term loan: 6.50% (2002) based on the average marginal lending rate ("MLR") of Thai banks and foreign bank branches, coupled with our regional economic view based on current exchange rates

     -    Long term loan: 6.50%, current long-term loan interest rate

     - Trust receipt: 7.50% at current interest rate based on an MOR adjustment

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

1.5  Exchange rate policy


[ ]  CLSA has been advised by management:

          - that all purchases are made in Thai Baht in order to prevent uncertainty in exchange rate fluctuations

          - revenue that is derived in foreign currency is converted immediately to Thai Baht

          - exchange rate at selling points is 1.5% lower than the bank exchange rate, based on the assumption that approximately 15% of revenues are derived in foreign currencies


[ ]  The Enterprise DCF value is expressed in Thai Baht and then converted at
     42.657 Baht/USD (source: Bloomberg), the spot exchange rate as at the Latest Practicable Date


1.6  Capital Expenditure


[ ] Further to management discussions on 13 & 26 June 2001, and on 17 July 2002, capital expenditure as a proportion of gross revenues is assumed to be approximately 1.5% for KPD for the Projection Period

[ ] In relation to KPT, CLSA has applied a static capital expenditure rate of 1.5% of gross revenues for the Projection Period

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

1.7  Change in Working Capital assumption

[ ] CLSA has calculated the working capital movement for the Projection Period based on the Balance Sheet movements. Change in working capital assumes the movement in:

          -    inventories

          -    current payables & receivables

          -    trade receivables from related companies

          -    prepaid expenses

          -    management fees payable to related companies

          -    accrued concession fees

          -    accrued expenses

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

DESCRIPTION/FACTORS                                      KPD                                                KPT
-------------------                    -----------------------------------------          ------------------------------------------
1.8 REVENUE GROWTH RATES               2002: 60%(1)                 2007: 4%              2002: 4%             2007: 4%
                                       2003: 3%                     2008: 5%              2003: 3%             2008: 5%
                                       2004: 3%                     2009: 5%              2004: 3%             2009: 5%
                                       2005: 3%                     2010: 5%              2005: 3%             2010: 5%
                                       2006: 4%                     2011: 6%              2006: 4%             2011: 6%
                                       (1) In 2002, KPD assumed sole monopoly of
                                       the duty free business in Thailand
====================================================================================================================================
1.9 DISCOUNTS APPLIED                  2002: 13.76% of gross revenue.                     5.5% of gross sales from 2002-2011
                                       Moving average of prior year
                                       discounts: static 13.97% of gross
                                       revenue from 2003 - 2011
====================================================================================================================================
1.10 COST OF SALES                     Cost of sales margin of 46.2% for the              Cost of sales margin of 40%, for the
                                       Projection Period, based on FY2001                 Projection Period, based on FY2001
                                       and consistent with historical results             and consistent with historical results
                                       and comparable companies                           and comparable companies
====================================================================================================================================
1.11 FREIGHT, SHIPPING & INSURANCE     Fees equate to 0.73% of gross                      No fee charges based on the
                                       revenue for the Projection Period                  assumption that merchandise is
                                                                                          acquired domestically
====================================================================================================================================

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

      DESCRIPTION/FACTORS                           KPD                                     KPT
-----------------------------         -------------------------------        -------------------------------
1.12 CONCESSION FEES TO GROSS         2002: 14.3%         2007: 14.7%        2002: 31.8%         2007: 36.6%
     REVENUES                         2003: 14.3%         2008: 14.7%        2003: 32.7%         2008: 37.3%
                                      2004: 14.3%         2009: 14.7%        2004: 33.8%         2009: 38.0%
                                      2005: 14.6%         2010: 14.7%        2005: 34.8%         2010: 38.5%
                                      2006: 14.7%         2011: 14.7%        2006: 35.8%         2011: 38.9%
==============================================================================================================
1.13 SELLING, GENERAL & ADMIN         SG&A as a  percentage of gross         SG&A as a percentage of gross
     EXPENSES ("SG&A")                revenue ranges between 15.1% and       revenue ranges between 15.3% and
                                      19.3% for the Projection Period        21.2% for the Projection Period

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

1.14 The following assumptions relate to the Balance Sheet of KPD:

     - trade accounts receivable is 0.45% of gross revenues, which is comparable to historic results

     - trade accounts receivable from related parties is stable during the Projection Period - the lead-time for refundable VAT is 4-months, according to the Thailand Revenue Department's refund rate policy

     -    no payment of loans from related parties during the Projection Period

     -    inventory turnover is approximately 122 days

     - no payment of interest receivable to related companies is made during the Projection Period

     -    trust receipt is 3.5 months, which is consistent with historic results

     - trade accounts payable is approximately 55 days, which is comparable with historic results

     -    accrued expenses represent approximately 2.5% of SG&A

     -    other liabilities represent approximately 5.0% of SG&A

     - the long-term loan is paid according to the installment plan, with the assumption that no further loan facilities will be required

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

1.15 The following assumptions relate to the Balance Sheet of KPT:

     - trade accounts receivable is 0.40% of net revenues, which is consistent with historic results

     - trade accounts receivable from related parties is stable during the Projection Period

     - refundable VAT is 4-months according to the Thailand Revenue Department's refund rate policy

     -    loan from related parties is not reduced during the Projection Period

     -    inventory turnover equates to approximately 5.5 months

     - no reduction in the trade accounts payable to related parties during the Projection Period

     -    no reduction of loan from related parties during the Projection Period

     -    the Company does not propose to pay a dividend during the Projection
          Period

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

1.16 As a result of the advice from Smith, Gray, Boyer & Daniel (US Taxation Accountants), CLSA has applied the Thai corporate tax rate of 30% to the pre-tax income of KPD (all other entities are loss-making entities going forward). The following is an extract from the US taxation accountants' determination:

     "KPG(US) does not pay any US income tax on the earnings of its foreign subsidiaries unless the earnings of those subsidiaries are paid to KPG(US) in the form of actual or deemed dividends or other forms of income (such as management fees). KPG(US) has not historically provided, and has not been required to provide, for any US income tax on these subsidiary earnings because management has not intended to pay and, in fact, has not paid any dividends in excess of actual expenses (other than the unfortunate situation with the inter-company advances in 1998 which created some deemed dividends).

     The only tax provision on the earnings of the subsidiaries that has been made in the consolidated financial statements has been for Thai income tax. KPG(US) has a net operating loss carrying forward at the current time.

     If equity in earnings are going to be paid to KPG(US) in the form of dividends, then US taxes will have to be provided. If not then only to the extent that dividends are actually declared and paid will any tax be due. KPG(US) net income after expenses would be subject to a net 2% Alternative Minimum Tax. This should be the maximum effective tax rate applicable in the US, assuming that all income is generated in Thailand and subject to both the 30% Thai tax on the subsidiary earnings and to the 10% dividend tax on dividends paid to KPG(US)."
     Source: Smith, Gray & Daniel, 26 June 2001

     CLSA notes that as at the Latest Practicable Date, the US taxation accountants' have verbally confirmed that the above determination still applies in its entirety

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

ASSUMPTIONS RELATING TO KPG THAILAND

2.0 KPG Thailand is an unlisted Thai corporate which is dormant. Based on our due diligence, we have confirmed that there is no income in this entity, nor has any income been forecasted over the Projection Period. However, we note that historically there has been some immaterial travelling expenses allocated to this company

     In establishing a base case valuation, CLSA has treated KPG Thailand as a separate legal entity, and as such built a separate DCF


ASSUMPTIONS RELATING TO KING POWER

3.0 King Power is the US listed holding Company. Based on our due diligence, we have confirmed that this entity derives income in the form of "earnings in equity". All net income, after minority interests, is distributed to this entity (an accounting distribution)

     In establishing a base case valuation, CLSA has treated King Power as a separate legal entity, and as such built a separate DCF. We note that an adjustment to the earnings in equity has been made in the DCF as the net income has already been recognised in the subsidiaries

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES


4.0  DISCOUNT RATE (WEIGHTED-AVERAGE COST OF CAPITAL)

     CLSA has determined a weighted-average cost of capital ("WACC"). The concept underlying the WACC is that it represents the minimum required rate of return on assets which services both debt and equity holders, or provides them with their required rate of return

                   ------------------------------------------
                    THE WACC IS DERIVED AS FOLLOWS:

                          Ke (E/V) + (1 - Tc) (D/V) Kd
                   ------------------------------------------

4.1  THE COST OF EQUITY CAPITAL (KE)

CLSA has adopted the Capital Asset Pricing Model ("CAPM") for the purposes of calculating the Ke. The CAPM establishes the cost of equity capital in a stock market context, as the expected rate of return for a particular stock market security. The model states that the expected return on a security is equivalent to the risk free rate plus a premium for this relative risk which is measured as beta ((beta))

         ----------------------------------------------------------------
           THE COST OF EQUITY CAPITAL IS CALCULATED AS FOLLOWS:

                            Ke = Rf + beta (Rm - Rf)
         ----------------------------------------------------------------

In theory, the application of the CAPM is only applicable should the market be an efficient market. An efficient market for securities exists when market prices reflect all available public information about the economy, the financial markets, specific industries and specific companies. If the market is efficient, the market should adjust quickly to any new information. As a result, security prices fluctuate randomly around their intrinsic value

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES (CONT'D)


Rf = RISK FREE RATE ON THAI YANKEE 10-YEAR TREASURY BONDS AS AT THE LATEST PRACTICABLE DATE


RISK FREE RATE (Rf)                           7.069%*
                                              -------
* represents an approximate 200 basis point spread over an equivalent US 10-year treasury bond


(Rm - Rf) = THE COUNTRY MARKET PREMIUM


Based on CLSA Thailand Country Cost of Equity, the country market premium equates to the Country Cost of Equity less Rf:


CLSA Thailand Country Cost of Equity      : 14.400%
Less: Risk Free Rate (Rf)                 :  7.069%
                                            ------
COUNTRY MARKET PREMIUM                    :  7.331%
                                            ======

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

BETA ((beta))

For the purposes of the Base Case DCF, beta is calculated as the average of the continuous 2-year weekly observed beta of comparable companies up to the Latest Practicable Date = 0.85


COMPANY                                     OBSERVED BETA
-------                                     -------------
PT Sona Topas Tourism Industry                  1.05
MISR Duty Free                                  0.00
Bahrain Duty Free Complex                       0.00
Siam Makro Public Co. Limited                   0.63
Courts (Singapore) Limited                      0.85
Aldeasa S.A.                                    0.68
Sriwani Holdings                                1.03
---------------------------------------------------------
AVERAGE BETA OF COMPARABLES                     0.85
---------------------------------------------------------


COST OF EQUITY CAPITAL (KE) =  Rf + Beta (Rm - Rf)

                            =  7.069% + 0.85 (7.331%)

                            =  13.30%

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES (CONT'D)


4.2  THE COST OF DEBT (Kd)

     Kd will be equal to the implied interest rate (post-tax). The implied interest rate is calculated from the implied interest expense against debt. The implied interest expense is essentially the debt multiplied by the risk free rate plus a debt premium. The debt premium is estimated by reference to the implied EBITDA interest cover to an appropriate bond rating from which an appropriate spread can be determined. To determine the spread above/below Thai sovereign debt for King Power debt, we used the Standard & Poor's rating as it relates to implied interest cover.

INTEREST COVER, BOND RATING AND SPREAD

Interest cover     EBITDA Interest cover   Bond rating   Spread
--------------     ---------------------   -----------   ------
>, =                        9.65               AAA        0.14%
>, =                        6.85               AA         0.25%
>, =                        5.65               A+         0.43%
>, =                        4.49               A          0.71%
>, =                        3.29               A-         1.18%
>, =                        2.76               BBB        1.87%
>, =                        2.18               BB         2.82%
>, =                        1.87               B+         4.07%
>, =                        1.57               B          5.66%
>, =                        1.27               B-         7.62%
>, =                        0.87               CCC        9.93%
>, =                        0.67               CC        12.60%
>, =                        0.25               C         15.61%
<                           0.25               D         18.90%

             (CHART SHOWING INTEREST COVER, BOND RATING AND SPREAD)

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES (CONT'D)


THE COST OF DEBT (Kd)

     King Power's consolidated EBITDA for the 3 months ended 31 March 2002 was US$9.026 million, with an EBITDA interest coverage in excess of 9.65 times. This implies an S&P bond rating greater than AAA, which implies a spread of at least 0.14%


IMPLIED COST OF DEBT (Kd) = RISK FREE RATE + THE IMPLIED SPREAD
                          = 7.069% + 0.14%
                          = 7.209%

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES (CONT'D)


4.3  WEIGHTED-AVERAGE COST OF CAPITAL ("WACC")

     Based on 31 March 2002 audited results for King Power, we have identified the following key financials:


     TOTAL ASSETS             : US$74.581 MILLION
     TOTAL LIABILITIES        : US$47.300 MILLION

     As at the Latest Practicable Date, the Net Monetary Debt for the King Power Group was US$13,912,991

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES (CONT'D)


WEIGHTED-AVERAGE COST OF CAPITAL ("WACC") CONT'D


Firm Value (V):     is represented by Net Monetary Debt + Market Capitalisation*
                    *Market Capitalisation is based on the 60 market day average share price prior to the Latest Practicable Date = US$3.117

                    = US$13,912,991 + (US$3.117 x 20,250,000 common Shares outstanding)

                    = US$ 77,032,241

(E/V):              Market Capitalisation / Firm Value   = US$63,119,250 / US$77,032,241  = 0.81939

(D/V):              Net Monetary Debt / Firm Value       = [US$13,912,991 / US$77,032,241 = 0.18061

WACC:               (13.30% x 0.81939 ) + (1 - 0.30) (0.18061) x 7.209%

                               -------------------
                                 WACC = 11.809%
                               ------------------

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES (CONT'D)


5.0  TERMINAL VALUE

     A business may continue for a finite period (e.g. A mining business) or it may continue indefinitely. Where a business continues indefinitely, it is appropriate to apply a terminal value that accrues after the end of the forecast period.

     To calculate the terminal value, CLSA has adopted the 'perpetuity' method, in so far as it recognises future potential growth beyond the forecast period. For the purposes of the DCF valuation, the formula applied is as follows:

          TERMINAL VALUE:

             CASH FLOW IN YEAR 10
          ---------------------------
          DISCOUNT RATE - GROWTH RATE    X     DISCOUNT FACTOR IN YEAR 10

     This formula is based on the assumption that the King Power Group will continue to grow beyond the Projection Period. The growth rate used is equivalent to the estimated nominal GDP growth rate for the domestic Thai economy, as forecasted by CLSA as at the Latest Practicable Date for 2003F

     CLSA has applied the following nominal GDP growth rates for the terminal year (year 10):

     -    KPD: 6.7% based on the forecasted nominal GDP growth rate
     - KPT: 6.7% based on the premise that the entity is maintained for competitive reasons

     CLSA has not factored terminal value growth for King Power Thailand and King Power, based on the grounds that these entities are dormant entities and will continue to be dormant beyond the Projection Period

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           DCF VALUATION ASSUMPTIONS

================================================================================

OTHER DCF VALUATION ISSUES (CONT'D)


6.0  BUSINESS UNCERTAINTIES

     CLSA received two representations from management, the first dated 4 July 2001 and the second dated 23 July 2002, relating to the operational risks facing King Power. More specifically these risks include:

          [ ]  the loss of revenue due to the completion of the NBIA

          [ ] the possible loss/reduction of concession licence agreements in relation to KPD

     In summary, management of the Company issued the following representation:

          [ ]  the NBIA will definitely be built

          [ ]  the construction of the NBIA should be completed by the end of
               2004

          [ ] it is expected that a trial run of the NBIA will take 3-6 months and therefore the NBIA is expected to be fully operational by the second or third quarter of 2005

          [ ] the NBIA will be the international and domestic airport for Bangkok once opened, with the current airport reduced to cargo and freight handling

          [ ] the duty free business in the NBIA will be granted to various concessionaires

          [ ] it is likely that KPD will face strong competition with both local and foreign operators in the duty free business

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                        SENSITIVITY ANALYSIS - BASE CASE

================================================================================

                                   Assumptions

[ ] 10-year cash flow has been prepared on the basis that the business will continue to operate as a going concern over the Projection Period, and that the concessions will be renewed as they have been in the past

[ ] there has been no reflection of the NBIA or inherent uncertainty of the concession agreements

[ ] the WACC applied to discount the future free net cash flows is constant throughout the Projection Period

[ ] the beta applied (0.85) in calculating the cost of equity capital and as a measure of market risk is constant, based on the average of comparable emerging market companies

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                        SENSITIVITY ANALYSIS - WORST CASE

================================================================================

                                   Assumptions

[ ] 10-year cash flow has been prepared on the basis that the business will continue to operate as a going concern over the Projection Period, and that the concessions will be renewed as they have been in the past

[ ] to reflect the incumbent NBIA and the inherent uncertainty over the KPD concession licences, the discount rate has been adjusted to incorporate the relative risk that the King Power Group may face. Therefore, the WACC is adjusted from 2005 - 2011 and the beta is amended to 1.05 to reflect the risk of a potential downturn in the future business performance

[ ] CLSA has reviewed the impact of a change of airport in emerging markets. The applied beta of 1.05 reflects the increased risk, being the highest beta of the comparable companies

[ ] the enterprise value of KPT, King Power and King Power Thailand have remained the same as the base case enterprise valuation, on the grounds that the NBIA will affect KPD and its concession licences, whereas the other entities are independent of the NBIA

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                        SENSITIVITY ANALYSIS - BEST CASE

================================================================================

                                   Assumptions

[ ] 10-year cash flow has been prepared on the basis that the business will continue to operate as a going concern over the Projection Period, and that the concessions will be renewed as they have been in the past


[ ] to reflect the NBIA, and to assume that the King Power Group will still operate in its capacity as a premier duty free operator in Thailand, and will benefit from the opening and operation of the NBIA, the beta is amended to reflect the average observed market beta (0.76) since the Company was listed on the AMEX

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                       ATTRIBUTABLE EQUITY VALUATION RANGE

================================================================================


ENTITY RELATED INFORMATION                                               WORST CASE              BASE CASE              BEST CASE
--------------------------                                             --------------         --------------         --------------
                                                                            US$                     US$                    US$
DCF Enterprise Value - KPD                                              82,765,504.18          97,967,970.86         107,592,437.47
Less: Net Monetary Debt                                                (16,768,298.49)        (16,768,298.49)        (16,768,298.49)
                                                                       --------------         --------------         --------------
DCF Equity Value - KPD                                                  65,997,205.69          81,199,672.37          90,824,138.98
                                                                       ==============         ==============         ==============
EQUITY VALUE ATTRIBUTABLE TO KPD                                           62,697,180             77,139,486             86,282,705
                                                                       --------------         --------------         --------------
DCF Enterprise Value - KPT                                             (20,943,610.89)        (20,943,610.89)        (24,386,198.99)
Add: Net Monetary Assets                                                 2,168,886.59           2,168,886.59           2,168,886.59
                                                                       --------------         --------------         --------------
DCF Equity Value - KPT                                                 (18,774,724.30)        (18,774,724.30)        (22,217,312.40)
                                                                       --------------         --------------         --------------
EQUITY VALUE ATTRIBUTABLE TO KPT                                          (18,774,349)           (18,774,349)           (22,216,868)
                                                                       --------------         --------------         --------------
DCF Enterprise Value - KPG(US)                                          (7,963,897.73)         (7,963,897.73)         (8,389,552.94)
Add: Net Monetary Assets                                                   683,460.12             683,460.12             683,460.12
                                                                       --------------         --------------         --------------
EQUITY VALUE ATTRIBUTABLE TO KPG(US)                                    (7,280,437.61)         (7,280,437.61)         (7,706,092.82)
                                                                       --------------         --------------         --------------
DCF Equity Value - King Power Thailand                                     (15,647.18)            (15,647.18)            (16,446.65)
Add: Net Monetary Assets                                                     2,961.08               2,961.08               2,961.08
                                                                       --------------         --------------         --------------
EQUITY VALUE ATTRIBUTABLE TO KING POWER THAILAND                           (12,686.10)            (12,686.10)            (13,485.57)
                                                                       --------------         --------------         --------------
TOTAL ATTRIBUTABLE EQUITY VALUE                                         36,629,707.90          51,072,013.24          56,346,258.52
                                                                       ==============         ==============         ==============
ATTRIBUTABLE EQUITY VALUATION PER SHARE                                          1.81                   2.52                   2.78
                                                                       --------------         --------------         --------------
ATTRIBUTABLE EQUITY VALUATION PER SHARE (MEAN)                                                                                 2.37
ATTRIBUTABLE EQUITY VALUATION PER SHARE (MEDIAN)                                                                               2.52

     We note that the Attributable Equity Value represents the Equity Value after making the necessary adjustments for King Power's ownership interest

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                     CAVEAT

================================================================================

[ ] The DCF valuation may not reflect the value ascribed to a company by financial markets because market participants often have no control over the management of a company, nor do they necessarily have complete information about the company and its prospects

===============================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================


                            VI. COMPARABLES ANALYSIS

===============================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                 BENCHMARKING KING POWER TO INDUSTRY COMPARABLES

================================================================================

[ ] For the purposes of benchmarking King Power to industry comparables and to arrive at an approximate relative valuation for the business of the King Power Group, we have reviewed the market valuations of companies in the following industry sectors:

     - companies operating within the duty free/tax free domain in Asia, other emerging markets, USA, UK and Canada

     -    global retail conglomerates

     -    emerging market retailers

[ ] The factors that CLSA considered in selecting companies for comparison included the trading markets of such companies' securities, size, geographic location, financial condition and scope of business and operation

===============================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                              COMPARABLES ANALYSIS

================================================================================

[ ] For the purpose of comparison only, we considered various measures based on publicly available data and the listed companies' most recently published financial information including:


     - share price as a multiple of the last 12 months ("LTM") net income ("PRICE/NI")

     - enterprise value as a multiple of the LTM earnings before interest and tax multiples ("ENTERPRISE VALUE /EBIT")

     - enterprise value as a multiple of the LTM earnings before interest, tax, depreciation and amortisation multiples ("ENTERPRISE VALUE /EBITDA")

     -    price to book value ("PRICE/BOOK VALUE")

[ ] Upon review of the comparable companies, we note that there is no direct comparable to King Power because of differences such as size, scope of business undertaken and other factors, and as such there is a limit to the meaningfulness of any comparison

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                              COMPARABLES ANALYSIS

================================================================================

[ ] CLSA has reviewed 7 companies in light of them being within the similar industry

1)   PT Sona Topas Tourism Industry Tbk

     - through its subsidiaries, the company operates duty-free stores throughout Indonesia

2)   MISR Duty Free Shops Company

     - operates duty-free shops and has a monopoly on selling duty-free in Egypt

3)   Bahrain Duty Free Complex

     - is the sole holder of an agreement with the Bahrain Government to trade duty-free

4)   Siam Makro Public Company Limited

     -    operates cash and carry and discount stores in Thailand

5)   Courts (Singapore) Ltd

     -    retails electronic appliances and household furnishings in Singapore

6)   Sriwani Holdings Ltd

     - wholesales and retails duty-free and non-dutiable merchandise and provides travel-related services

7)   Aldeasa SA

     -    operates duty free, travel value and duty paid shops in Spain

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                    COMPARABLE HISTORICAL FINANCIALS & RATIOS

================================================================================

(ALL AMOUNTS IN US$ UNLESS, OTHERWISE SPECIFIED)                                       SHARE PRICE AS      ENTERPRISE VALUE(2) AS
                                                                                        A MULTIPLE OF           A MULTIPLE OF
                                                                                      ------------------   ----------------------
                                        SHARE PRICE      MARKET        ENTERPRISE       LTM(1)     BOOK         LTM       LTM
COMPANY                                  7-AUG-02    CAPITALIZATION      VALUE        NET INCOME   VALUE        EBIT     EBITDA
-------                                 -----------  --------------    ----------     ----------   -----        ----     ------
PT SONA TOPAS TOURISM INDUSTRY TBK         $ 0.02          $  7           $ 22            2.6X     0.62X       26.7X      7.8X

SIAM MAKRO PUBLIC COMPANY LIMITED          $ 1.06          $255           $151           12.4X      1.2X        5.3X      3.3X

COURTS SINGAPORE LTD                       $ 0.32          $ 52           $ 58            9.8X     0.55X        7.8X      6.5X

SRIWANI HOLDINGS BERHAD                    $ 0.02          $  3           $174            N.M.      N.M.        N.M.      N.M.

MISR DUTY FREE SHOPS                       $ 3.34          $ 12           $  4            3.3X     0.80X        1.0X      0.9X

BAHRAIN DUTY FREE COMPLEX                  $ 1.73          $ 35           $ 22            6.9X     1.61X        4.3X      3.9X

ALDEASA SA                                 $14.62          $306           $327           13.6X     1.98X       11.1X      9.5X

                                                                  MAXIMUM(3) :           13.6X      2.0X       26.7X      9.5X
                                                                  MEAN(3) :               8.1X      1.1X        9.4X      5.3X
                                                                  MEDIAN(3) :             8.3X      1.0X        6.6X      5.2X
                                                                  MINIMUM(3) :            2.6X      0.5X        1.0X      0.9X

KING POWER INTERNATIONAL GROUP CO. LTD.    $ 3.25          $ 66           $ 77            7.7X      2.5X        6.0X      5.5X

NOTES

(1)  LATEST TWELVE MONTHS AS AT 31-MAR-02, UNLESS NOTED.

(2) MARKET VALUE OF EQUITY PLUS LONG-TERM DEBT, SHORT-TERM DEBT, PREFERRED STOCK AND MINORITY INTEREST, LESS CASH AND CASH EQUIVALENTS.

(3)  MAXIMUM, MEAN, MEDIAN AND MINIMUM EXCLUDE SRIWANI HOLDINGS.

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                COMPARABLE RANGES

================================================================================

COMPARABLE HISTORICAL MULTIPLE RANGES, MEANS & MEDIANS FOR ALL COMPARABLE COMPANIES

MULTIPLE                          RANGE*             MEAN*       MEDIAN*
--------                        ----------           -----       -------
Price/NI x                      2.6 - 13.6            8.1          8.3
Price/Book Value x              0.5 - 2.0             1.1          1.0
Enterprise Value/EBIT x         1.0 - 26.7            9.4          6.6
Enterprise Value/EBITDA x       0.9 - 9.5             5.3          5.2

*    Multiples exclude Sriwani Holdings

COMPARABLE HISTORICAL MULTIPLE RANGES, MEANS & MEDIANS FOR SELECTED** COMPARABLE COMPANIES

MULTIPLE                            RANGE         MEAN         MEDIAN
--------                         ----------       ----         ------
Price/NI x                       6.9 - 13.6       10.7          11.1
Price/Book Value x               0.5 - 2.0         1.3           1.4
Enterprise Value/EBIT x          4.3 - 11.1        7.1           6.6
Enterprise Value/EBITDA x        3.3 - 9.5         5.8           5.2

**   Multiples exclude Sriwani Holdings, MISR Duty Free Shops and Sona Topas

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                      KING POWER GROUP SELECTED FINANCIALS

================================================================================

US$ MILLIONS

LINE ITEM                   UP TO 31 MARCH 2002(1)
---------                  -----------------------
Net Income                           8.6
EBITDA                              15.7
EBIT                                14.4
Book Value                          26.2
Net Monetary Debt(2)                13.9

1)   Represents 12 consecutive months up to 31 March 2002

2)   As at the Latest Practicable Date

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

          EQUITY VALUATION OF KING POWER BASED ON COMPARABLES ANALYSIS

================================================================================

BASED ON ALL COMPARABLE COMPANIES

US$ MILLION

VALUATION METHODOLOGY          BASED ON COMPARABLE RANGE      BASED ON COMPARABLE MEAN       BASED ON COMPARABLE MEDIAN
---------------------          -------------------------      ------------------------       --------------------------
Price/NI x                           22.3 - 117.0                      69.7                           71.4
Enterprise Value/EBITDA x            0.23 - 135.3                      69.3                           67.7
Enterprise Value/EBIT x              0.5 - 370.6                      121.5                           81.1
Price/Book Value x                   13.1 - 52.4                       28.8                           26.2


BASED ON ALL COMPARABLE COMPANIES, EXCLUDING SRIWANI HOLDINGS, MISR DUTY FREE SHOPS AND SONA TOPAS


US$ MILLION

VALUATION METHODOLOGY           BASED ON COMPARABLE RANGE       BASED ON COMPARABLE MEAN      BASED ON COMPARABLE MEDIAN
---------------------           -------------------------       ------------------------      --------------------------
Price/NI x                              59.3 - 117.0                      92.0                          95.7
Enterprise Value/EBITDA x               37.9 - 135.3                      77.2                          67.7
Enterprise Value/EBIT x                 48.0 - 145.9                      88.3                          81.1
Price/Book Value x                      13.1 - 52.4                       34.1                          36.7

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                           OBSERVATIONS ON COMPARABLES

================================================================================

[ ] Our equity valuation range methodology is based solely on historical numbers and multiples and not forecast numbers and ratios as forecast valuation multiples are not reliable and arbitrary in nature

[ ] We have presented a case excluding Sriwani Holdings, MISR Duty free Shops and Sona Topas because of the distortion in the Price/NI multiples, and the Enterprise Value/EBIT and the Enterprise Value/EBITDA resulted in exceptionally low earnings numbers

[ ] Furthermore, given the nature of business (as the King Power Group is not an asset-based Company) and the size of its balance sheet, we do not feel that using a Price/Book Value multiple is an appropriate valuation methodology

[ ] Further exclusion of the Enterprise Value/EBIT multiple (due to the large range) results in the following equity valuation range (based on the comparable mean & median) for King Power:


                       US$37.9 MILLION TO US$77.2 MILLION


[ ] This equity valuation range can also be interpreted as an equity valuation range per Share:


                     US$1.87 PER SHARE TO US$3.81 PER SHARE

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                     CAVEAT

================================================================================

Our analysis has resulted in a broad range equity valuation of the business of the King Power Group because this rudimentary benchmarking exercise has the following constraints:

[ ]  lack of meaningful comparables


[ ]  ignores the idiosyncratic risks of King Power

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================


                      VII. HISTORIC MARKET PRICE ANALYSIS

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                     HISTORIC MARKET PRICE TRADING ANALYSIS

================================================================================

[ ]  CLSA reviewed the performance of the Shares, which are traded on the AMEX

[ ] Over the period 7 August 2001 to the Latest Practicable Date, the price of King Power's Shares ranged from US$0.85 to US$5.00 per share. The last traded share price prior to the Latest Practicable Date for King Power Shares was US$3.25 per share

[ ] Over the same period, the monthly volume represented approximately 0.68% of the total shares outstanding


             (CHART SHOWING HISTORIC MARKET PRICE TRADING ANALYSIS)

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                         HISTORIC MARKET PRICE ANALYSIS

================================================================================

CLSA has reviewed the Share market price of King Power Shares over the following parameters:


                                                          LAST SHARE                  AVERAGE SHARE (1)
                                                         TRADE PRICE                  TRADE PRICE UP TO
                                                         -----------                  -----------------
AT THE LATEST PRACTICABLE DATE                               3.25                             NA*

LAST SHARE TRADE BEFORE THE LATEST PRACTICABLE DATE          3.15                             NA*

5 DAYS BEFORE THE LATEST PRACTICABLE DATE                    3.13                            3.17

30 DAYS BEFORE THE LATEST PRACTICABLE DATE                   3.20                            3.24

60 DAYS BEFORE THE LATEST PRACTICABLE DATE                   1.40                            3.24

SIX-MONTHS BEFORE THE LATEST PRACTICABLE DATE                1.47                            2.01

TWELVE-MONTHS BEFORE THE LATEST PRACTICABLE DATE             1.20                            1.71


(1) "Average Share Price Up to" includes the average of the share price traded within and including the parameters

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                                     CAVEAT

================================================================================

[ ] Although the share trading performance will be of particular interest to the minority shareholders, it must be emphasised that the financial markets do not always accurately reflect the true value of a company

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================



                      VIII. OTHER VALUATION CONSIDERATIONS

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                         OTHER VALUATION CONSIDERATIONS

================================================================================

[ ] CLSA has based its valuation of the business of King Power on a matrix of three valuation methodologies:

          -    DCF Analysis

          -    Comparable Analysis

          -    Historic Market Prices Analysis

[ ] CLSA has also considered the other valuation methods as described in Item 1014(b) of Regulations M-A under the Securities Exchange Act of 1934

[ ]  The following is our analysis of those valuation methods

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                     OTHER VALUATION METHODS: NET BOOK VALUE

================================================================================

[ ] CLSA has reviewed the net book value ("NBV"), as reported, over the last 12 months prior to the Latest Practicable Date:


                                      NBV
                                -----------------
- 31 March 2002                 US$26.203 million
- 31 December 2001              US$19.824 million
- 30 September 2001             US$19.448 million
- 30 June 2001                  US$17.421 million

[ ] Based on the above NBVs, the NBV as a measure of equity value for the King Power Group, ranges between:

                     US$17.421 MILLION AND US$26.203 MILLION

[ ] Based on current shares outstanding of 20.250 million, the implied equity value per Share ranges between:

                          US$0.86 AND US$1.29 PER SHARE

[ ] We are of the view that an evaluation based on an NBV approach would be a limited measure as the King Power Group is not an asset-based company

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                       OTHER VALUATION METHODS:
                       GOING CONCERN AND LIQUIDATION VALUE

================================================================================

[ ] CLSA has considered the going concern value, as implied in the DCF analysis

[ ] The terminal value assumption implies that the King Power Group will continue as a going concern infinitely

[ ] In evaluating the liquidation value of the King Power Group, it is assumed that the operations of the King Power Group will cease and the assets of the Group will be valued on an item by item basis

[ ] The most meaningful measure of liquidation value is the net tangible asset approach ("NTA"), which is equivalent to the NBV less intangible assets

[ ] We note that as at the reporting dates reviewed and when evaluating the NTA of the King Power Group, there were no intangible assets recorded or reported

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                       OTHER VALUATION METHODS:
                       GOING CONCERN AND LIQUIDATION VALUE

================================================================================

[ ]  Therefore, the NTA valuation range is equal to the NBV range

[ ] We note that we are of the view that an evaluation based on an NTA approach would be a limited measure as King Power is not an asset-based company

[ ] In addition, we are of the view that an evaluation based on a liquidation value is less meaningful as compared with the DCF analysis, Comparable Analysis and the Historic Market Prices Analysis as the King Power Group is:

     -    profitable

     -    there is no threat to the going concern assumption

     - the Company is projecting constant revenue and net income growth for the Projection Period

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                         OTHER VALUATION CONSIDERATIONS:
                         PRECEDENT TRANSACTIONS

================================================================================

[ ] On 7 August 2002, CLSA received a representation from management stating the following:


     - the Company is not aware of any similar going private transaction that has occurred or is currently being contemplated

     - there has been no comparable recent purchases of the Company's common Shares

     - apart from reports, opinions or appraisals mentioned in the Company's preliminary proxy statement filed 1 November 2001, the Company has not received any reports, opinions or appraisals as described in Item 1015 of Regulation M-A under the Securities Exchange Act of 1934 of the United States of America

     - the Company has not received any firm offers, nor is it aware of any offer made by unaffiliated persons during the past two years

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

================================================================================



                                IX. CONCLUSIONS

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                       VALUATION OF THE KING POWER GROUP

================================================================================

Based on the three relevant valuation methodologies, the resultant equity valuation range is as follows:


1. DCF EQUITY VALUE ATTRIBUTABLE              US$1.81 - US$2.78

2. COMPARABLE ANALYSIS                        US$1.87 - US$3.81

3. HISTORIC MARKET PRICE ANALYSIS             US$1.20 - US$3.25

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                       VALUATION OF THE KING POWER GROUP

================================================================================

[ ] Combining all three valuation methodologies results in the following overall equity valuation range per Share for King Power:

                                US$1.20 - US$3.81

[ ] The upper end of the range, being US$3.81 per Share, can be eliminated on the grounds that the benchmarked comparables have distorted the range, and therefore this upper valuation is an unreliable indication of the King Power Group equity value

[ ] The lower end of the range, being US$1.20 per Share, can be eliminated on the grounds that King Power Shares have not traded at this level since the preceding 12 months, and the overall average twelve-month Share market price (US$1.71) is above this equity value

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                       VALUATION OF THE KING POWER GROUP

================================================================================

We would recommend that the DCF technique of valuing the King Power Group would provide a more meaningful valuation, for the following reasons:

[ ] it recognises the time value of money as after tax free cash flows are discounted to present value

[ ]  it recognises the impact of risk, growth and inflationary pressure

[ ]  it recognises the King Power Group as a going concern

[ ]  the models are built on assumptions of future capacity

In addition, we believe that a fair value range for the King Power Group would incorporate the attributable DCF equity value range (the median and to the best case) as well as reference to the current historic market prices of the Shares

================================================================================

(CLSA LOGO)                                                    (KING POWER LOGO)

                       VALUATION OF THE KING POWER GROUP

================================================================================

Having regard to the attributable DCF equity valuation range per Share of US$1.81 to US$2.78, as derived by the DCF analysis, as well as the historic market price of the Shares as at the Latest Practicable Date, we believe a fair value of the business of King Power would approximate:


                     US$2.52 per Share to US$3.25 per Share


This attributable equity valuation range represents a premium:


[ ] to the average share traded price over the last 6-months of King Power, before the Latest Practicable Date, between 25% and 59%

[ ] to the average share traded price over the last 12-months of King Power, Latest Practicable Date, between 47% and 90%